Exhibit 10.1

[FORM OF AMENDMENT TO EXECUTIVE OFFICER AND NON-EMPLOYEE

DIRECTOR STOCK OPTIONS TO PERMIT NET EXERCISES]

To:	[Section 16 Executive Officers / Non-Employee Directors]

From:

Date:

Subject:	Notice of Amendment to Stock Option Agreements – Net Exercise

On February 17, 2012, the Management Organization and Compensation Committee approved, effective immediately, an amendment to all of your outstanding option awards to permit so-called net exercises.

A net exercise is one whereby you “pay” the exercise cost of the options you are exercising by directing Graco to withhold a number of shares, having an aggregate fair market value equal to the aggregate exercise price of the options being exercised [and the resulting taxes], from the shares that would otherwise be deliverable upon exercise of the option. This method results in your ownership of the remaining shares. This is an additional method of exercising options, and you may still use the other exercise methods described in your option award agreements at any time.

The net exercise method is only available to you so long as you are a [Section 16 officer / director]. If you cease to be a [Section 16 officer / director] for any reason, you will be limited to the methods of exercise originally provided for in your option agreement. Accordingly, the section of your outstanding stock option agreements describing methods for exercising your options is amended to permit you to exercise the option as follows:

“If you are serving as an executive officer or director of the Company, as applicable, on the date of exercise, by a reduction in the number of shares of Common Stock to be delivered upon exercise, which number of shares to be withheld shall have an aggregate fair market value on the date of exercise equal to the exercise price.”

I recommend that you file this notice of amendment with your outstanding award documents as a reminder of this amendment; your award documents will not be reissued.